UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Schaeffer, Leonard D.
   Wellpoint Health Networks, Inc.
   21555 Oxnard Street
   Woodland Hills, CA  91367
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |1,800              |D     |                           |
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Common Stock                 |      |    |                  |   |           |1,500              |I     |By Trust (1)               |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Phantom Stock Units     |1-for-1 |9/12/|A   |10.07      |A  |(2)  |(2)  |Common Stock|10.07  |$39.125|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |10/1/|A   |165.02     |A  |(2)  |(2)  |Common Stock|165.02 |$37.875|            |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units     |1-for-1 |12/9/|A   |13.84      |A  |(2)  |(2)  |Common Stock|13.84  |$32.50 |188.93      |D  |            |
                        |        |96   |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The shares indirectly owned at end of month are held by a revocable family trust established by reporting person as co-settlor for benefit of self and others.
(2) The phantom stock units were accrued under the Allergan 1989 Nonemployee Director Stock Plan - a deferred compensation plan. The units are to be settled 100% in cash upon the reporting person's
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Leonard D. Schaeffer
DATE
2/3/97